IMAX CORPORATION

Exhibit 99.1

DARREN THROOP ELECTED CHAIRMAN OF IMAX BOARD OF DIRECTORS,

VETERAN ENTERTAINMENT EXECUTIVE STEVE PAMON TO JOIN IMAX BOARD

Throop — Founder, CEO and President of Entertainment One — has Served on IMAX Board since 2015

Pamon Brings Decades of Experience in Media and Entertainment,

Most Recently as President and COO of Beyoncé’s Parkwood Entertainment

NEW YORK — June 9, 2021 — IMAX Corporation (NYSE: IMAX) today announced that its Board of Directors has elected longstanding Board Member Darren Throop — founder, CEO and President of Entertainment One (eOne) — as Chairman. At its Annual and Special Meeting of Shareholders today, IMAX shareholders also elected Steve Pamon, former President and Chief Operating Officer of Beyoncé’s Parkwood Entertainment, to join the Board. Both appointments are effective immediately.

Darren Throop Becomes Chairman of IMAX’s Board of Directors             Steve Pamon joins IMAX’s Board of Directors

“Darren has been a strong, influential leader on the IMAX Board, expanding on his brilliant career in building eOne into a global content force from the ground up,” said Rich Gelfond, Chief Executive Officer of IMAX. “Darren’s expertise in maximizing the value of global brands, scaling businesses, and navigating the evolving content landscape will continue to be instrumental to our growth strategy.”

“Steve is a seasoned and versatile business leader with a track record of entrepreneurship and innovation in entertainment throughout his successful career,” continued Gelfond. “Steve’s expertise at the intersection of entertainment, technology, and cutting-edge consumer experiences will be important to IMAX as we seek to grow and create new opportunities for our global brand.”

“I’m so pleased to take on this role and continue working alongside Rich, the IMAX leadership team and my fellow Board members to drive the business forward, especially as we enter a new era of the moviegoing experience,” said Throop. “IMAX’s commitment to innovative technology is unmatched, and I’m excited to help steer their growth strategy as they continue to bring awe-inspiring, immersive experiences to audiences around the world.”

“From my teenage years working at the Ominmax Theatre in Chicago’s Museum of Science and Industry, I have dreamed of playing a role in the transformative experience of an IMAX presentation,” said Pamon. “Joining the Board of Directors of IMAX is more than an appointment; it is a dream come true.”

An IMAX Director since June 2015, Throop founded eOne — a leading international entertainment company specializing in the acquisition, production and distribution of film and TV content — and has served as its President and CEO since 2003. Throop will continue to serve as a member of IMAX’s Compensation Committee. Most recently Throop engineered the $3.8 billion sale of eOne to Hasbro in 2019.

eOne’s diverse global content portfolio includes films such as Sam Mendes’ 2019 drama “1917,” which played in the IMAX global network; family franchises “Peppa Pig,” “PJ Masks,” and “Power Rangers;” and artists including The Lumineers and Brandy. Prior to founding eOne, Throop served as CEO of music distributor Records on Wheels and earlier was the owner of Urban Sound Exchange.

Pamon most recently served as the President and Chief Operating Officer of Beyoncé’s management and production company, Parkwood Entertainment, where he was the architect of the wildly successful ‘On the Run’ tour and was awarded both a Grammy Award for “Homecoming” and a Peabody Award for the visual album “Lemonade” as Executive Producer. Prior to Parkwood Entertainment, Steve held executive positions at JPMorgan Chase & Co., the NFL and HBO, and has been widely recognized for his success managing high-performance brands across film, music, event production and more.

Pamon also sits on the board of World Wresting Entertainment ("WWE"), the board of New York Road Runners – a non-profit organization that produces more than 100 sports events each year including the famed New York City Marathon – and is a founding advisory board member for the “Launch with GS” fund, Goldman Sachs’ $500 million dollar investment fund that aims to increase access to capital and connections for diverse entrepreneurs.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of March 31, 2021, there were 1,652 IMAX theater systems (1,567 commercial multiplexes, 12 commercial destinations, 73 institutional) operating in 84 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® Dome, IMAX® 3D, IMAX® 3D Dome, Experience It In IMAX®, The IMAX Experience®, An IMAX Experience®, An IMAX 3D Experience®, IMAX DMR®, DMR®, IMAX nXos® and Films to the Fullest®, are trademarks and trade names of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Instagram (https://www.instagram.com/imax), Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Media: Mark Jafar 212-821-0102 mjafar@imax.com	Investors: Brett Harriss 212-821-0187 bharriss@imax.com

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